As filed with the Securities and Exchange Commission on October 27, 2026

Registration No. 333- _________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INNODATA INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	13-3475943
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

55 Challenger Road

Ridgefield Park, New Jersey 07660

(Address of Principal Executive Offices, Including Zip Code)

AMENDED AND RESTATED INNODATA INC. EQUITY COMPENSATION PLAN

(Full Title of the Plan)

Amy R. Agress

Senior Vice President, General Counsel and Secretary

Innodata Inc.

55 Challenger Road

Ridgefield Park, New Jersey 07660

(Name and address of agent for service)

(201) 371-8000

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

David C. Schwartz

Morgan, Lewis & Bockius LLP

502 Carnegie Center

Princeton, New Jersey 08540-6241

(609) 919-6600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (check one).

Large accelerated filer  ☐     Accelerated filer  ☐     Non-accelerated filer  ☑     Smaller reporting company  ☐     Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Innodata Inc. (the “Company”) to register an additional 600,000 shares (the “Additional Shares”) of common stock, par value $0.01 per share (“Common Stock”), newly authorized for issuance under the Amended and Restated Innodata Inc. Equity Compensation Plan (the “Amended and Restated Plan”).

The Amended and Restated Plan, which was approved by the Company’s Board of Directors on April 20, 2026, and by the Company’s stockholders on June 4, 2026, amends and restates the Innodata Inc. 2021 Equity Compensation Plan, as amended and restated (the “2021 Equity Plan”), to, among other things, increase the number of shares of Common Stock available for issuance thereunder by 600,000 shares. Any awards granted following the effectiveness of the Amended and Restated Plan will be governed by the terms of the Amended and Restated Plan.

The Additional Shares are in addition to the 4,000,000 shares of Common Stock previously registered under the Company’s Registration Statements on Form S-8 (File Nos. 333-257129 and 333-265608) filed with the Securities and Exchange Commission (the “Commission”) on June 16, 2021, and June 15, 2022, respectively (collectively, the “Prior Registration Statements”). Upon the effectiveness of this Registration Statement, an aggregate of 4,600,000 shares of Common Stock will have been registered for issuance from time to time under the Amended and Restated Plan.

Pursuant to General Instruction E of Form S-8, the contents of the Prior Registration Statements are incorporated by reference herein except to the extent supplemented, amended or superseded by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a) The documents constituting Part I of this registration statement will be sent or given to participants in the Amended and Restated Plan as specified by Rule 428(b)(1) under the Securities Act.

(b) Upon written or oral request, Innodata Inc. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Amy Agress, Senior Vice President, General Counsel and Secretary of the Company, at the address and telephone number on the cover of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this Registration Statement:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the Commission on February 26, 2026;
•	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2026, filed with the Commission on May 7, 2026;
•	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2026, filed with the Commission on August 6, 2026;
•	The Company’s Current Reports on Form 8-K, filed with the Commission on March 10, 2026; March 24, 2026; June 8, 2026; June 17, 2026 (excluding Item 2.02); August 6, 2026; August 6, 2026; September 15, 2026; and September 30, 2026; and
•	The description of the common stock of the Company contained in Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 26, 2026, and including any amendment or report filed for purposes of updating such description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

All reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that the Company has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Company files such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Our directors and officers are indemnified as provided by the Delaware General Corporation Law, our Certificate of Incorporation, and our By-Laws to the fullest extent permitted by applicable law. Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware, or the DGCL, empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

We are party to indemnification agreements with each of our directors and officers. These agreements require us to, among other things, indemnify our directors and officers against certain liabilities which may arise by reason of their status or service as directors or officers to the fullest extent permitted by applicable laws. These indemnification provisions and the indemnification agreements are sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act. The Company also maintains director and officer liability insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description
4.1	Specimen of Common Stock certificate (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q filed with the Commission on August 7, 2015).
5.1*	Opinion of Morgan, Lewis & Bockius LLP
10.1*	Form of Amended and Restated Equity Compensation Plan Restricted Stock Unit Grant Agreement for Employees
10.2*	Form of Amended and Restated Equity Compensation Plan Restricted Stock Unit Grant Agreement for Directors
23.1*	Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5.1)
23.2*	Consent of BDO India Services Private Limited
24.1*	Power of Attorney (included on the signature page of this Form S-8)
99.1	Amended and Restated Innodata Inc. Equity Compensation Plan (incorporated herein by reference to Appendix A to the Company’s Definitive Proxy Statement, filed with the Securities and Exchange Commission on April 24, 2026.)
107*	Filing Fee Table

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ridgefield Park, State of New Jersey on this 27th day of October 2026.

INNODATA INC.

By	/s/ Rahul Singhal
Rahul Singhal
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Innodata Inc., hereby severally constitute and appoint Jayant Chauhan and Amy R. Agress and each of them singly, our true and lawful attorney and agent with full power and authority to sign for us in our names in the capacities indicated below, a Registration Statement under the Securities Act of 1933, as amended, on Form S-8 or such other form as such attorneys-in-fact, or any of them, may deem necessary or desirable, any amendments thereto, and all post-effective amendments and supplements to such Registration Statement, for the registration of the Company’s securities and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission and generally to do and perform each and every act and thing requisite and necessary to be done to the end that such Registration Statement shall comply with the Securities Act of 1933, as amended, and the applicable rules and regulations adopted or issued pursuant thereto, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their substitute or resubstitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on October 27, 2026.

Signature	Title	Date

/s/ Rahul Singhal	Chief Executive Officer (Principal Executive Officer)	October 27, 2026
Rahul Singhal

/s/ Jayant Chauhan	Chief Financial Officer (Principal Financial Officer)	October 27, 2026
Jayant Chauhan

/s/ Marissa B. Espineli	Chief Accounting Officer (Principal Accounting Officer)	October 27, 2026
Marissa B. Espineli

/s/ Jack S. Abuhoff	Director (Chairman)	October 27, 2026
Jack S. Abuhoff

/s/ Daniel H. (Don) Callahan	Director	October 27, 2026
Daniel H. (Don) Callahan

/s/ Richard D. Clarke	Director	October 27, 2026
Richard D. Clarke

/s/ Louise C. Forlenza	Director	October 27, 2026
Louise C. Forlenza

/s/ Stewart R. Massey	Director	October 27, 2026
Stewart R. Massey

/s/ Michael Rogers	Director	October 27, 2026
Michael Rogers